EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Idearc Inc. 2008 Incentive Compensation Plan of our reports dated February 25, 2008, with respect to the consolidated financial statements of Idearc Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Idearc Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
April 25, 2008